Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Vice President, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	November 29, 2010

Teleflex Agrees to Sell Actuation Business

Limerick, PA – Teleflex Incorporated (NYSE: TFX), a leading global provider of medical technology products, today announced that it has entered into a definitive agreement to sell the Actuation business of its subsidiary Telair International Incorporated to TransDigm Group, Incorporated (NYSE: TDG) for approximately $94 million. The transaction is subject to receipt of Hart-Scott-Rodino approval and other customary closing conditions and is expected to close by the end of 2010.

Actuation, which generated net revenues of approximately $24 million during the twelve months ended September 26, 2010, is a leading global provider of aftermarket service and support for commercial and military aircraft actuators, serving all major OEMs and airlines.

“Today we took another step towards achieving our strategic objective of becoming a pure-play medical technology company. This move allows us to continue to focus on the development of our portfolio of quality medical technology products which improve outcomes and patient and provider safety,” stated Jeffrey P. Black, Chairman and Chief Executive Officer.

The Actuation business was expected to contribute approximately $25 million in annual revenues and approximately $0.15 per diluted share in annual earnings for 2010. As a result, the Company is adjusting its financial estimates for 2010 revenue from approximately $1.8 billion to approximately $1.78 billion; and for 2010 diluted earnings per share from continuing operations excluding special items from a range of $4.00 to $4.10 to a range of $3.85 to $3.95.

Actuation will be reflected as a discontinued operation in Teleflex’s future consolidated financial statements.

About Teleflex Incorporated
Teleflex is a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety. Teleflex, which employs approximately 12,800 people worldwide, also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected completion date of the sale of Actuation; the expected contribution of Actuation to our 2010 annualized revenues and earnings; and our updated 2010 revenue and adjusted earnings per share guidance. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unexpected expenditures in connection with the effectuation of a sale; costs and length of time required to comply with legal requirements applicable to certain aspects of the transaction, unanticipated difficulties in connection with customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

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